Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of Fidelity Rutland Square Trust II: Strategic Advisers Value Fund of our report dated July 17, 2009 on the financial statements and financial highlights included in the May 31, 2009 Annual Report to Shareholders of Fidelity Commonwealth Trust II: Fidelity Strategic Advisers Value Fund, which is also incorporated by reference into the Registration Statement.

We further consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
June 1, 2010